UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 11, 2015

Date of Report (Date of earliest event reported)

NUGENE INTERNATIONAL, INC.

(Exact name of registrant as specified in its Charter)

Nevada	333-192997	46-3999052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17912 Cowan, Suite A

Irvine, CA 92614

(Address of principal executive offices) (Zip Code)

(949) 430-7737

Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On December 11, 2015, NuGene International, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) and issued and sold a 10% Convertible Note with the face and maturity value of $110,000 (the “Note”) to an accredited investor in exchange for cash proceeds totaling $100,000. Under the terms of the Note, all amounts and related accrued interest are due and payable to the noteholder upon the earlier of: (i) December 10, 2016; or (ii) in the event that the Company completes a financing or a series of financings, with the same or different investors, that in the aggregate result in gross proceeds to the Company of at least $3 million, then the Company is required to pre-pay and redeem the entire remaining outstanding principal amount plus Interest of this Note in cash, provided that (A) the Company shall pay the Holder one hundred twenty percent (120%) of the principal plus interest outstanding in repayment and (B) such amount must be paid in cash on the next Business Day after receipt of the gross proceeds. Upon an event of default (as defined in the Note), interest shall accrue daily on the outstanding principal amount of this Note at a rate per annum equal to 18%.

While any amounts are outstanding under the Note, such amounts outstanding are convertible into share of the Company’s Common Stock at the lesser of: 1) $0.90 per share and 2) 75% of the price per share of the Company’s Common Stock sold in a future financing with gross proceeds of at least $1 million, subject to adjustments as stated in the Note agreement.

In connection with the Note, the Company also issued a five-year warrant to purchase up to 61,111 shares of its Common Stock to the Note holder. The exercise price of the warrant is $1.50 per share, subject to adjustments provided in the warrant agreement (but in no event at an exercise price below $0.50 per share). The consideration upon exercise may also be paid on a cashless basis as detailed in the Note.

In connection with both the Note and warrant agreement, there are severely punitive penalties for the failure of the Company to issue stock upon conversion or exercise on a timely basis as stated in the respective agreements.

During November 2015, the Company issued one year 10% promissory notes payable (the “Notes”) to two purchasers for cash proceeds totaling $150,000. In the event that Company secures any future financing with aggregate gross proceeds of at least $1 million while the Notes are outstanding, the Notes and all accrued interest therefrom will be immediately due and payable within ten business days of the closing of such financing. The holders may also convert any unpaid principal under the Notes into any funding instrument entered into by the Company for a period of 180 days after the date of the Notes.

The Company plans to use net proceeds from the issuance of the Note and the Notes for general working capital. The summary of the transactions described above are qualified in their entirety by reference to the Securities Purchase Agreement, Note, warrant agreement and Notes which are filed as Exhibits 10.14, 10.15, 10.16 and 10.17 respectively.

2

On December 11, 2015, the Company entered into a service agreement (the “SA”) with KBHJJ, LLC (“KBHJJ”). KBHJJ will provide media awareness and investor relations services to the Company over the five-year life of the SA. In consideration for these services, the Company agreed to compensate KBHJJ as follows:

•	The grant of a two-year warrant to purchase up to 1,350,000 shares at an exercise price of $0.001 per share of the Company’s Common Stock vested as follows: 450,000 shares upon execution of the agreement; 450,000 shares upon the six-month anniversary of the SA; and 450,000 shares upon the one-year anniversary of the SA, contingent upon the completion of certain conditions.
•	The payment of $50,000 upon execution of the SA.
•	The payment of $50,000 due January 4, 2016.
•	Up to 500,000 shares of the Company’s Common Stock that can be earned over the first 18 months of the SA, contingent on hitting benchmarks defined in the SA.

The summary of the SA and related consideration paid to KBHJJ described above are qualified in their entirety by reference to the SA and related Warrant Agreement that are filed as Exhibits 10.18 and 10.19, respectively.

Item 3.02	Unregistered Sales of Equity Securities.

The information with respect to the financings provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.  The investors in the financings described above met the accredited investor definition of Rule 501 of the Securities Act of 1933, as amended (the “Securities Act”).  The offer and sale of the Note were made in reliance on the exemption from registration afforded under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.  The offering of the Note was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.  This current report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

Exhibit	Description
10.14	Form of Securities Purchase Agreement entered into on December 11, 2015
10.15	Form of Note Payable issued on December 11, 2015
10.16	Form of Warrant issued on December 11, 2015
10.17	Form of Notes issued November 2015
10.18	Service Agreement with KBHJJ
10.19	Warrant Agreement with KBHJJ

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NUGENE INTERNATIONAL, INC.

Dated: December 17, 2015	By:	/s/ Ali Kharazmi
Ali Kharazmi, Chief Executive Officer

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